EX 99.28(d)(204)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Franklin Mutual Advisers, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Franklin Mutual Advisers, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 16, 2007 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to a certain investment portfolio of JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and Sub-Adviser have agreed to add a new breakpoint to the fee schedule for the JNL/Franklin Templeton Mutual Shares Fund; and therefore, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated February 11, 2011, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of March 3, 2011, effective as of February 11, 2011.

Jackson National Asset Management, LLC	Franklin Mutual Advisers, LLC

By: /s/ Mark D. Nerud	By: /s/ Peter A. Langerman
Name: Mark D. Nerud	Name: Peter A. Langerman
Title: President and CEO	Title: President and CEO

SCHEDULE B
February 11, 2011
(Compensation)

JNL/Franklin Templeton Mutual Shares Fund
Average Daily Net Assets	Annual Rate

$0 to $1 Billion	0.51%
Amounts over $1 Billion	0.49%